Exhibit 99.1

Ocwen Financial Corporation®

FOR IMMEDIATE RELEASE

Ocwen Financial Corporation Announces Notice of Noncompliance with NYSE Continued Listing Standards

Atlanta, GA (March 23, 2015) - Ocwen Financial Corporation (NYSE:OCN), a leading financial services holding company, today announced that, on March 18, 2015, the Company received a deficiency letter from NYSE Regulation, Inc. indicating that the Company was not in compliance with the continued listing standards of the New York Stock Exchange as a result of its failure to timely file its Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “Form 10-K”).

As previously disclosed by the Company in its Form 12b-25 filed with the Securities and Exchange Commission on March 3, 2015, the Company required additional time to complete its goodwill evaluation analysis and its financial closing procedures and to ensure appropriate disclosure of various recent events impacting the Company and expected to file the Form 10-K on or before March 17, 2015. The Company was unable to file the Form 10-K within the extended time frame permitted under Rule 12b-25. At this time, the Company is unable to provide an expected date on which it plans to file its Form 10-K.

The Company expects that it will need additional time to file its Form 10-K primarily because the Company continues to analyze and review Home Loan Servicing Solutions, Ltd.’s (“HLSS”) ability to continue to meet its obligations to fund new servicing advances. A failure by HLSS to fund new servicing advances could have a material negative impact on the Company’s financial condition, and the Company requires additional time to prepare information related to its ability to operate as a going concern and to provide such information to the auditors for the purposes of their audit of the Company’s financial statements for the year ended December 31, 2014.

The Company also continues to prepare other information, such as regulatory, legal and liquidity updates, and to provide such information to the auditors for the purposes of their audit of the Company’s financial statements for the year ended December 31, 2014.

As a result of receiving the deficiency letter from NYSE Regulation, Inc., the Company has become subject to the procedures set forth in Section 802.01E of the NYSE Listed Company Manual (the “Manual”). NYSE Regulation will closely monitor the status of the Company’s late filing and related public disclosures for a period of up to six months from the due date of the Form 10-K. If the Company fails to file its Form 10-K and all other periodic reports with subsequent due dates within the six months from the filing due date of the Form 10-K, NYSE Regulation may, in its sole discretion, allow the Company’s securities to trade for up to an additional six months depending on specific circumstances, as outlined in Section 802.01E of the Manual. If NYSE Regulation determines it is not appropriate to grant any additional period, suspension and delisting procedures will commence pursuant to Section 804.00 of the Manual. If NYSE Regulation determines that an additional trading period of up to six months is appropriate and the Company fails to file the late report and any other reports with subsequent due dates by the end of that period, NYSE Regulation will commence suspension and delisting procedures. Notwithstanding the foregoing, NYSE Regulation may commence delisting proceedings at any time during the period that is available to complete the filing if circumstances warrant.

In addition, as a result of the Company not filing its Form 10-K by March 23, 2015, the Company will be posted to the late filers list on the Listing Standards Filing Status page on the NYSE’s website and an LF indicator will be appended to the Profile, Data and News pages of each listed issue.

Special Note Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Forward-looking statements involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially.

Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the following: adverse effects on our business as a result of recent regulatory settlements; reactions to the announcement of such settlements by key counterparties; increased regulatory scrutiny and media attention, due to rumors or otherwise; uncertainty related to claims, litigation and investigations brought by government agencies and private parties regarding our servicing, foreclosure, modification and other practices; any adverse developments in existing legal proceedings or the initiation of new legal proceedings; our ability to effectively manage our regulatory and contractual compliance obligations; our ability to execute on our strategy to reduce the size of our Agency servicing portfolio; the adequacy of our financial resources, including our sources of liquidity and ability to fund and recover advances, repay borrowings and comply with debt covenants; our servicer and credit ratings as well as other actions from various rating agencies, including the impact of recent downgrades of our servicer ratings; volatility in our stock price; the characteristics of our servicing portfolio, including prepayment speeds along with delinquency and advance rates; our ability to contain and reduce our operating costs; our ability to successfully modify delinquent loans, manage foreclosures and sell foreclosed properties; uncertainty related to legislation, regulations, regulatory agency actions, government programs and policies, industry initiatives and evolving best servicing practices; as well as other risks detailed in Ocwen’s reports and filings with the SEC, including its annual report on Form 10-K/A for the year ended December 31, 2013 (filed with the SEC on August 18, 2014) and its quarterly report on Form 10-Q for the quarter ended September 30, 2014 (filed with the SEC on October 31, 2014). Anyone wishing to understand Ocwen’s business should review its SEC filings. Ocwen’s forward-looking statements speak only as of the date they are made and, except for our ongoing obligations under the U.S. federal securities laws, we undertake no obligation to update or revise forward-looking statements whether as a result of new information, future events or otherwise. Ocwen may post information that is important to investors on its website.

About Ocwen Financial Corporation

Ocwen Financial Corporation is a financial services holding company which, through its subsidiaries, is engaged in the servicing and origination of mortgage loans. Ocwen is headquartered in Atlanta, Georgia, with offices throughout the United States and support operations in India and the Philippines. Utilizing proprietary technology, global infrastructure and superior training and processes, Ocwen provides solutions that help homeowners and make our clients’ loans worth more. Ocwen may post information that is important to investors on its website (www.Ocwen.com).

FOR FURTHER INFORMATION CONTACT:

Investors:	Media:
Stephen Swett	John Lovallo	Dan Rene
T: (203) 614-0141	T: (917) 612-8419	T: (202) 973 -1325
E: shareholderrelations@ocwen.com	E: jlovallo@levick.com	E:drene@levick.com